Exhibit 99.2

LAPOLLA ENGAGES NEW AUDIT FIRM

Selects Hein & Associates LLP as Independent Registered Public Accounting Firm

HOUSTON, TX –– (MARKET WIRE) –– July 13, 2007 –– LaPolla Industries, Inc. (“LaPolla”) (AMEX: LPA – News), announced today that the Audit Committee of the Board of Directors of LaPolla replaced Baum & Company, P.A. as principal accountants of LaPolla with Hein & Associates LLP, effective July 12, 2007.

The change in accountants resulted from a competitive bidding process in which a number of middle market regional firms participated with Hein & Associates LLP being selected.

LaPolla’s CEO and President, Douglas J. Kramer, stated, “A Middle Market Regional Audit Firm was required to support the Company’s aggressive growth.”  Kramer continued that, “Hein & Associates’ acceptance of LaPolla, in today’s cautious climate, sends a clear message of confidence to our shareholders about LaPolla being a sound and credible business with plenty of market opportunity.”

Timothy Novak, LaPolla’s CFO and Treasurer commented “We look forward to a long and mutually beneficial relationship with Hein & Associates. With their more expansive capabilities, we believe they are the right firm for the future of LaPolla.”

About LaPolla Industries, Inc.

LaPolla Industries, Inc. is a national manufacturer and distributor of foam and coating products targeting commercial and industrial applications in the roofing and perimeter insulation construction industries. Additional information about LaPolla is available on the World Wide Web at www.lapollaindustries.com.

About Hein & Associates LLP

Hein & Associates LLP is a full-service independent registered public accounting firm that has been providing a broad range of accounting and business advisory services to companies of all sizes and in a variety of industries for 30 years with offices in Denver, Houston, Dallas and Southern California. Additional information about Hein is available on the World Wide Web at www.heincpa.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21 of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and express the Company’s opinions about trends and factors which may impact future operating results. Any such forward-looking statements should be considered in context with the various disclosures made by the Company about its businesses including, without limitation, the risk factors described in its periodic reports filed with the SEC. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. For further information regarding risks, uncertainties, and other factors associated with LaPolla’s business, please refer to LaPolla’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, which are available at www.lapollaindustries.com.

Company Contacts:
Douglas J. Kramer, CEO
Timothy J. Novak, CFO
Michael T. Adams, CGO
(281) 219-4700 (t)
(281) 219-4701 (f)